Exibit 99.1

Payless ShoeSource Announces Fourth Quarter and Fiscal Year-End Results For 2003

    TOPEKA, Kan., Feb. 27 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today reported that for the fourth quarter of fiscal 2003, which ended January 31, 2004, the company posted a loss of $0.25 per share, including a non-recurring benefit of $0.02 per share resulting from lower than anticipated net costs associated with the company's restructuring recorded in the fourth quarter 2001. This compares to diluted earnings per share of $0.07 during the fourth quarter 2002. The company recorded a net loss of $17.2 million during the fourth quarter 2003 compared with net earnings of $5.1 million during the fourth quarter 2002.

    In the fiscal year 2003, the company recorded a net loss of $0.1 million, or ($0.00) per share, compared with net earnings of $105.8 million and diluted earnings per share of $1.55 during fiscal year 2002.

    Company sales for the fourth quarter 2003 totaled $644.4 million, a 0.9 percent decrease from $650.5 million during the fourth quarter 2002. Same-store sales decreased 1.0 percent during the fourth quarter 2003.

    During the fiscal year 2003, company sales totaled $2.78 billion, a 3.3 percent decrease from $2.88 billion during the fiscal year 2002. Same-store sales decreased 3.9 percent during the fiscal year 2003.

    Gross margin was 24.7 percent of sales in the fourth quarter 2003 versus
26.1 percent in the fourth quarter 2002. The decline reflects the increased level of markdowns, asset write-offs, increases in impairment reserves, and the negative leverage on occupancy costs. The markdowns were needed to defend market share and reduce inventory in a highly competitive retail environment. During the fiscal year 2003, gross margin was 27.0 percent of sales, compared with 30.5 percent in the fiscal year 2002.

    Selling, general and administrative expenses were 30.0 percent of sales in the fourth quarter 2003 versus 25.1 percent in the fourth quarter 2002. The increase reflects a $9 million increase in advertising, increases in expense for stores payroll and medical benefits, and higher insurance costs. In addition, in the fourth quarter 2002, SG&A expenses were reduced due to the reversal of accruals that had been made earlier in the year for employee incentive programs. During the fiscal year 2003, SG&A expenses were 27.0 percent of sales versus 24.4 percent during the fiscal year 2002.

    The company's effective tax rate benefit of 56.1 percent for the year was driven primarily by the tax impact of foreign operations conducted in jurisdictions with tax rates lower than the U.S. statutory rate, benefit of jurisdictional tax credits and ongoing implementation of tax efficient business initiatives.


    Balance Sheet

    Total inventories at the end of the fiscal year 2003 were $392.4 million compared to $452.5 million at the end of the fiscal year 2002. Inventory per store declined by 14.1 percent. The level of inventory per store at year-end 2003 is more consistent with historical levels.

    The company ended the fiscal year 2003 with a cash balance of $148.9 million, an increase of $75.4 million over the fiscal year 2002.

    In January 2004, Payless replaced its $150 million Senior Secured Revolving Credit Facility with a new, $200 million Senior Secured Revolving Credit Facility. Funds borrowed under the new facility are secured by merchandise inventory and receivables. The company may borrow up to $200 million through the new Revolving Credit Facility, subject to a sufficient borrowing base. There were no borrowings on the Revolving Credit Facility outstanding at year-end.

    During the second quarter 2003, the company successfully completed the sale of $200 million of 8.25% senior subordinated notes, priced to yield 8.50%, due 2013. Payless used the proceeds of the offering (net of all fees and expenses), together with available cash, to repay all existing indebtedness under the term loan portion of its previous Credit Facility.


    Capital Expenditures

    Total capital expenditures for the fourth quarter 2003 were $32.5 million, including a $1.5 million contribution from the company's joint venture partners, for a net of $31.0 million. Total capital expenditures for the fiscal year 2003 were $114.4 million. This included a $4.6 million contribution from the company's joint venture partners in Latin America, for a net of $109.8 million. Payless expects net capital expenditures for the fiscal year 2004 to be approximately $110 million.

    In the fourth quarter 2003, the company opened 84 new stores and closed 92, resulting in 8 net closings. The total store count at the end of the fiscal year 2003 was 5,042, an increase of 50 net new stores since the beginning of the year, consistent with previously announced plans.

    During the fourth quarter 2003, the company opened 7 net new stores in the Central American and Caribbean region. The company is currently operating 150 stores in this region, excluding Puerto Rico, and believes this region represents up to a 200 store opportunity.

    During the fourth quarter 2003 Payless opened 2 new stores in South America. The company now operates 57 stores in this region, in the countries of Ecuador, Peru and Chile, and continues to focus on achieving its performance standards in all countries in this region.

    The company is currently operating 291 Canadian stores, consistent with its plans for a net increase of 16 stores during fiscal 2003.

    Payless continues to explore additional opportunities to expand its core business in new International markets. Recently, the company announced a joint venture agreement with Nichimen Corporation to test the Payless ShoeSource concept in Japan. Under the arrangement, Payless and Nichimen intend to open their first test store in Japan during 2004. Nichimen Corporation is a Japanese trading company headquartered in Tokyo, with fiscal year 2002 sales in excess of $17 billion.

    During the fiscal year 2004, the company intends to open 65 - 75 net new stores, including 15 - 20 net new stores in international markets.


    Chairman's Comments

    "The aggressive promotional environment that has persisted since the beginning of the second quarter, and the company's strategy to compete in this environment, put intense pressure on financial results throughout the last three quarters of the year. Despite the disappointing sales and earnings performance, during 2003 Payless lowered its inventory, increased cash, and reduced and restructured its debt," said Steven J. Douglass, Chairman and Chief Executive Officer of Payless. "We also made progress with our merchandise authority strategy, and had encouraging performance in several merchandise categories including our new branded athletic shoes, women's dress shoes, men's leather shoes, girls and boys shoes, and our accessories business.

    "However, the level of growth in these categories was not sufficient to offset declines in other areas -- including women's casuals, sandals, and our women's and men's boots.

    "Recently we took action to re-examine our strategy and assess our execution, including an intensive review of our business, the competitive landscape, and customer response to our strategy. Our analysis has reaffirmed our commitment to our long-term strategy to be the merchandise authority in value priced footwear and accessories. In 2004 we will focus on improved execution of all elements of our strategy across a broader range of categories."

    The competitive environment has been highly promotional since the beginning of the second quarter last year, and Payless intends to continue to defend its market share. Specific company initiatives to improve performance in 2004 include:


     -- Continued commitment to executing the company's merchandise authority strategy, building on the progress made last year, delivering value to customers through merchandise that is right, distinctive and targeted for our customers;
     -- Tighter inventory control, reacting more quickly to changes in consumer demand, to reduce the need for markdowns;
     -- More focused marketing with complete alignment of messages -- using the Payless stores as the lead marketing communication vehicle; and, -- Training Payless store associates to use key service behaviors, identified to impact conversion, in their interactions with customers.


    Payless ShoeSource, Inc. is the largest family footwear retailer in the Western Hemisphere. The company operates a total of 5,042 stores offering quality family footwear and accessories at affordable prices. In addition, customers can buy shoes over the Internet through Payless.com(R), at www.payless.com .


    This release contains forward-looking statements relating to such matters as anticipated financial performance, international expansion opportunities, consumer spending patterns, capital expenditure plans, business prospects, products, future store openings, possible strategic alternatives and similar matters. Forward looking statements are identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," or variations of such words. A variety of known and unknown risks and uncertainties and other factors could cause actual results and expectations to differ materially from the anticipated results or expectations which include, but are not limited to: changes in consumer spending patterns; changes in consumer preferences and overall economic conditions; the impact of competition and pricing; changes in weather patterns; the financial condition of the company's suppliers and manufacturers; changes in existing or potential duties, tariffs or quotas; changes in relationships between the United States and foreign countries, changes in relationships between Canada and foreign countries; economic and political instability in foreign countries, or restrictive actions by the governments of foreign countries in which suppliers and manufacturers from whom the company sources are located or in which the company has retail locations or otherwise does business; changes in trade, customs and/or tax laws; fluctuations in currency exchange rates; availability of suitable store locations on acceptable terms; the ability to hire and retain associates; performance of other parties in strategic alliances; and general economic, business and social conditions, performance of our partners in joint ventures; the ability to comply with local laws in foreign countries; threats or acts of terrorism; strikes, work stoppages and/or slow downs by unions that play a significant role in the manufacture, distribution or sale of product. Please refer to the company's 2002 Annual Report and its Form 10-K for the fiscal year ended February 1, 2003, and the company's Form 10-Q for the fiscal quarter ended November 1, 2003 for more information on these and other risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


    [Unaudited Consolidated Condensed Statement of Earnings, Balance Sheet and Statement of Cash Flows Attached]


    NOTES REGARDING ATTACHMENTS:
     -- The consolidated condensed statement of earnings, balance sheet and statement of cash flows have been prepared in accordance with the company's accounting policies as described in the company's 2002 Form 10-K, on file with the Securities and Exchange Commission, and should be read in conjunction with the 2002 Annual Report to Shareowners.
        In the opinion of management, this information is fairly presented, and all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods have been included.


                           PAYLESS SHOESOURCE, INC.
             CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)
                                 (UNAUDITED)

    (Millions, except per share data)
                                              13 Weeks          52 Weeks
                                           Ended   Ended     Ended     Ended
                                           Jan 31, Feb 1,    Jan 31,   Feb 1,
                                            2004    2003      2004      2003

    Net sales                              $644.4  $650.5  $2,783.3  $2,878.0

    Cost of sales                           485.5   480.9   2,032.4   2,001.1

    Gross Margin                            158.9   169.6     750.9     876.9

    Selling, General and Administrative
     Expenses                               193.2   163.4     752.0     701.6

    Non-recurring Benefit                    (1.9)   (2.2)     (1.8)     (2.8)

    Operating (Loss) Profit                 (32.4)    8.4       0.7     178.1

    Interest expense, net                     4.5     4.0      16.9      19.2

    (Loss) Earnings before income taxes
     and minority interest                  (36.9)    4.4     (16.2)    158.9

    (Benefits) Provisions for income taxes  (16.6)    1.6      (9.1)     58.0

    Net (Loss) earnings Before Minority
     Interest                               (20.3)    2.8      (7.1)    100.9

    Minority Interest                         3.1     2.3       7.0       4.9

    Net (Loss) Earnings                    $(17.2)   $5.1     $(0.1)   $105.8

    Diluted (loss) earnings per share      $(0.25)  $0.07    $(0.00)    $1.55

    Basic (loss) earnings per share        $(0.25)  $0.07    $(0.00)    $1.56

    Diluted weighted average shares
     outstanding                             68.1    68.4      68.0      68.4

    Basic weighted average shares
     outstanding                             68.1    68.0      68.0      67.8


                           PAYLESS SHOESOURCE, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEET
                                 (UNAUDITED)

                                                January 31,       February 1,
    (dollars in millions)                          2004              2003

    ASSETS:

    Current Assets:
        Cash and cash equivalents                 $148.9             $73.5
        Restricted Cash                             33.5              28.5
        Merchandise inventories                    392.4             452.5
        Current deferred income taxes               17.3              16.4
        Other current assets                        66.8              62.7
    Total Current Assets                           658.9             633.6

    Property and Equipment:
        Land                                         8.0               7.6
        Property, buildings and equipment        1,188.7           1,120.0
        Accumulated depreciation                  (764.7)           (701.3)
        Property and equipment, net                432.0             426.3

    Favorable Leases, net                           29.2              34.3

    Deferred Income Taxes                           27.7              29.0

    Other Assets                                    29.1              27.6

    TOTAL ASSETS                                $1,176.9          $1,150.8


    LIABILITIES AND SHAREOWNERS' EQUITY:

    Current Liabilities:
        Current maturities of long-term debt        $0.9             $83.2
        Notes Payable                               33.5              28.5
        Accounts payable                           133.0             106.4
        Accrued expenses                           121.9             123.7
    Total Current Liabilities                      289.3             341.8

    Long-Term Debt                                 202.8             140.7
    Other Liabilities                               61.3              52.3
    Minority Interest                               16.0              17.8

    Shareowners' Equity                            607.5             598.2

    TOTAL LIABILITIES AND SHAREOWNERS' EQUITY   $1,176.9          $1,150.8


                           PAYLESS SHOESOURCE, INC.
                CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (UNAUDITED)

                                               Year Ended        Year Ended
                                               January 31,       February 1,
    (dollars in millions)                         2004               2003

    OPERATING ACTIVITIES:
    Net Earnings                                  $(0.1)            $105.8
    Adjustments for noncash items
     included in earnings:
          Loss on disposal of assets               16.6               10.5
          Depreciation and amortization            99.3              102.2
          Amortization of unearned
           restricted stock                         0.8                0.9
          Deferred income taxes                     0.4               20.7
          Minority interest                        (7.0)              (4.9)
          Tax (charge) benefit of stock
           option exercises                        (0.8)               3.1
    Changes in working capital:
          Merchandise inventories                  60.1             (113.0)
          Other current assets                     (3.1)               1.5
          Accounts payable                         26.6               32.9
          Accrued expenses                         (1.8)             (18.6)
    Other assets and liabilities, net              20.3              (11.5)

    TOTAL OPERATING ACTIVITIES                   $211.3             $129.6

    INVESTING ACTIVITIES:
    Capital expenditures                         (114.4)             (98.8)
    Disposition of property and equipment           1.0                3.9

    TOTAL INVESTING ACTIVITIES                  $(113.4)            $(94.9)

    FINANCING ACTIVITIES:
    Issuance of notes payable                       5.0               19.0
    Restricted cash                                (5.0)             (19.0)
    Issuance of long-term debt                    196.7                4.0
    Repayments of long-term debt                 (216.9)             (91.1)
    Payment of deferred financing costs            (7.1)               ---
    Net issuances (purchases) of common stock      (0.3)              17.6
    Contributions by minority owners                4.4               17.2
    Other financing activities                      0.7               (1.2)

    TOTAL FINANCING ACTIVITIES                   $(22.5)            $(53.5)

    INCREASE (DECREASE) IN CASH                   $75.4             $(18.8)

    Cash and Cash Equivalents, Beginning
     of Period                                     73.5               92.3
    Cash and Cash Equivalents, End of
     Period                                      $148.9              $73.5



SOURCE  Payless ShoeSource, Inc.
    -0-                             02/27/2004
    /CONTACT: Timothy J. Reid of Payless ShoeSource, Inc., +1-785-295-6695/ /Company News On-Call: http://www.prnewswire.com/comp/136152.html / /Web site: http://www.paylessinfo.com /
    (PSS)

CO:  Payless ShoeSource, Inc.
ST:  Kansas
IN:  REA FAS
SU:  ERN